Exhibit 99.2

Contact:	Press Jim Sheehan SeaChange +1-978-897-0100 x3064 jim.sheehan@schange.com	Investors Monica Gould The Blueshirt Group +1-212-871-3927 monica@blueshirtgroup.com

SEACHANGE APPOINTS SOFTWARE INDUSTRY VETERAN

EDWARD TERINO TO CHIEF OPERATING OFFICER

ACTON, Mass. (June 4, 2015) – Multiscreen innovator SeaChange International, Inc. (NASDAQ: SEAC) today announced the appointment of Edward Terino to Chief Operating Officer, effective immediately. Reporting to Chief Executive Officer Jay Samit, Terino is responsible for software development, sales, and services globally. He will continue to serve on the Company’s board of directors, which he joined in 2010, and will step down from the audit and compensation committees.

“Ed’s demonstrated capacity for delivering operational excellence will reinforce SeaChange’s ability to expand the global footprint for our core software products and services, while continuing to establish our offerings in adjacent markets for premium video delivery and monetization,” said SeaChange CEO Jay Samit. “Ed hits the ground running with an extensive working knowledge of our company and customer base, producing the ideal outcome in support of my goal to reinstitute the vital COO function.”

Edward Terino added, “SeaChange’s worldwide software development, sales and services workforce delivers innovation and performance enjoyed by an enviable customer base. I look forward to enabling greater success through improved processes, efficiencies and execution that will leverage and optimize our resources for increasing customer satisfaction and capturing new business opportunities.”

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SeaChange Appoints Terino to COO/Page 2

Over the past five years, Terino has served on the board of directors for software and technology companies including Extreme Networks, Inc., S1 Corporation, Phoenix Technologies Ltd., and EBT International, Inc. Presently, in addition to serving as a director at SeaChange, he serves as a director for Baltic Trading Ltd. His professional experience spans 30 years in senior management and operational roles for public companies including SVP and CFO of Art Technology Group, Inc., CEO and CFO of Arlington Tankers Ltd., and VP of Finance and Operations at Houghton Mifflin Harcourt.

Editor’s note: Visit www.schange.com/photos/ed-terino to download a headshot of Edward Terino, COO, SeaChange.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with over 20 years of experience, we give media businesses the content management, delivery, measurement and analytics capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. Visit www.schange.com.

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